                                                        Exhibit No. EX. 99.g.1.E

                                THE OLSTEIN FUNDS
                                AMENDMENT TO THE
                          CUSTODIAN SERVICING AGREEMENT

     THIS  AMENDMENT  dated as of the 25 day of October,  2006, to the Custodian
Servicing Agreement,  dated February 28, 1998, as amended (the "Agreement"),  is entered by and  between  The  Olstein  Funds,  a Delaware  statutory  trust (the
"Trust") and U.S. Bank, N.A., a national banking association (the "Custodian").

                                    RECITALS

     WHEREAS, the parties have entered into a Custodian Servicing Agreement; and

     WHEREAS, the Trust intends to change the name of a current fund, intends to create an additional fund and intends to amend the fees;

     NOW, THEREFORE, the parties agree to amend the Agreement as follows:

     The  Olstein  Financial  Alert Fund will change its name to The Olstein All
     Cap Value Fund effective on or about October 31, 2006; and

     The  Strategic  Opportunities  Fund  will be  added  effective  on or about
     October 31, 2006.

     The fee schedule,  effective  November 1, 2006, is superseded  and replaced with the fee schedule attached hereto.

Except to the extent amended  hereby,  the Agreement  shall remain in full force and effect.

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE OLSTEIN FUNDS                         U.S. BANK, N.A.

By: /s/ Michael Luper                     By: /s/ Michael R. McVoy
Printed Name: Michael Luper               Printed Name: Michael R. McVoy
Title: Treasurer                          Title: Vice President